Exhibit 23.6

CONSENT OF FINPRO CAPITAL ADVISORS, INC.

December 23, 2014

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Colonial Financial Services Inc., a New Jersey corporation (“Colonial” or “COBK”), as Appendix C to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4 dated the date hereof relating to the proposed merger of Colonial with and into Cape Bancorp, Inc., a New Jersey corporation, and to the references to such opinion and the quotation or summarization of such opinion contained therein. This consent relates solely to such Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully Submitted,

FinPro Capital Advisors, Inc.
Liberty Corner, New Jersey

20 Church Street ● P.O. Box 323 ● Liberty Corner, NJ 07938-0323 ● Tel: 908.604.9336 ● Fax: 908.604.5951
FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.